PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum                                                                                October 30, 2008
  President  & CEO
  FIRST NORTHERN COMMUNITY BANCORP
  & FIRST NORTHERN BANK
  P.O. Box 547
  Dixon, California
          (707) 678-3041

First Northern Community Bancorp 3rd Quarter Earnings Report
Company Remains Strong in Unprecedented Economic Cycle

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced financial results through the third quarter of 2008.  The Company reported net income of $972 thousand, or $0.11 per diluted share for the quarter ended September 30, 2008, compared to $2.02 million, or $0.22 per diluted share earned in the same fiscal period last year.  Year-to-date net income as of September 30, 2008 was $168 thousand, or $0.02 per diluted share, compared to $6.09 million, or $0.67 per diluted share earned in the same fiscal period last year.  (All 2007 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2008.)  Results for the third quarter of 2008 as well as for the first nine months of 2008 reflect higher provisions for credit losses primarily relating to the Bank’s small builder and construction-related commercial segments of the portfolio.  The provisions for credit losses for the third quarter of 2008 and the first nine months of 2008 were $3.6 million and $10.1 million, respectively, compared with $990 thousand and $1.3 million, respectively, for the comparable periods one year ago.

Total assets at September 30, 2008 were $657.5 million, a decrease of $32.8 million, or 4.8% from prior-year third quarter levels.  Total deposits of $559.2 million decreased $48.6 million or 8.0% compared to September 30, 2007 figures.  During that same period, total net loans (including loans held-for-sale) increased $19.9 million, or 3.9%, to $530.3 million.

Annualized Return on Average Assets for the period ended September 30, 2008 was 0.03%, compared to 1.18% for the same period in 2007.  Annualized Return on Beginning Equity was 0.35%, compared to 13.11% one year ago.

Owen J. Onsum, President & Chief Executive Officer, stated, “First Northern Community Bancorp continues to work diligently to manage through this unprecedented economic cycle.  We are aggressively managing credit risk, working to maintain our very respected interest margin, driving down operating costs and leveraging our brand of banking through continued community service and support, ongoing product development and our legendary personal service.  Mitigating credit risk by proactively pursuing loan workouts and managing the overall quality of the loan portfolio remains the Company’s top priority.  Unfortunately, economic indicators point to continued weakness in the homebuilding and real estate sectors.  The strength of our capital position and strong earnings rate enable the Bank to move swiftly to re-appraise collateral and take resulting losses.  These actions demonstrate the Company’s focus and discipline;  we want to be ahead of the curve in these distressed times.  The Company has the capital reserves and earnings capacity to continue to manage through this difficult cycle, as well as a seasoned asset recovery team to resolve problem assets.  Our positive earnings, while modest, are a testament to the strength of our franchise’s solid operation.  It takes a lot of generated income to overcome $10.1 million in provisions for credit losses while running a first rate company.”

Third Quarter Highlights:

•	First Northern continues to be a very safe and sound financial institution.

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First Northern Community Bancorp is “well-capitalized,” which means the Company’s capital is above what is required to support its operations and serves as a buffer against losses.  In fact, we have over $61 million dollars in capital which is almost twice the amount of capital required by our regulators.  As of September 30, 2008, total risk-based capital was 11.92%, up from 11.71% at June 30, 2008.

•	First Northern is in a strong liquidity position.

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FDIC insurance coverage was increased from $100,000 to $250,000 per depositor, per account.  In addition, First Northern Bank has chosen to ‘opt-in’ on the FDIC’s unlimited insurance coverage for non-interest bearing accounts.  This is an added benefit for many First Northern Bank business customers.  Both FDIC insurance coverage enhancements will remain in effect through the end of December 2009.

•	First Northern did not invest in Fannie Mae or Freddie Mac preferred or equity securities.

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Fee income from core business lines continues to perform well - up 17.50% and 18.02% for the three and nine months ended September 30, 2008, compared to the same periods one year ago.  This growth has come primarily from gains in Investment & Brokerage Services Income, Interchange Income on Visa Debit Card Transactions, and Service Charges on Deposit Accounts.

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First Northern is conducting an on-going “rigorous and methodical” review of its cost structure.  For the three months ended September 30, 2008 and for first nine months of 2008 the Bank has lowered other operating expenses by 11.91% and 6.42%, respectively, over the same periods a year ago.

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Many new products and services are currently under development that we expect will contribute to the Bank’s profitability, growth, and its solid reputation as a respected leader in the community and financial services industry.

•	Net interest income for the nine months ended September 30, 2008 totaled $25 million and totaled $8.3 million for the three months ended September 30, 2008.

•	Net interest margin increased 13 basis points to 5.43% in the third quarter of 2008 compared to second quarter 2008.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and most recently Auburn.  First Northern also has an SBA Loan Office and full service Trust Department in Sacramento and offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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